Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

October 23, 2020

CONX Corp.

5701 S. Santa Fe Dr.,

Littleton, Colorado 80120.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of up to 86,250,000 units (the “Units”), each composed of one share of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) of CONX Corp., a Nevada corporation (the “Company”) and one fourth of one redeemable warrant, each whole warrant representing the right to purchase one share of Class A common stock (the “Warrants”)., we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion:

1.                   When the registration statement relating to the Units (the “Registration Statement”) has become effective under the Act and the Units have been duly issued and sold as contemplated by the Registration Statement so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and when the Units have been duly authorized and validly issued, the Units constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

2.                   When the Registration Statement has become effective under the Act, a warrant agreement (the “Warrant Agreement”) between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent, has been duly authorized, executed and delivered by each of the parties thereto and the terms of the Warrants have been duly established in conformity with the Warrant Agreement so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and when the Units have been duly authorized and validly issued, the Warrants included in such Units will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Nevada law, including as to the shares of the Company’s Class A common stock included in the Units, we note that you have received the opinion, dated as of the date hereof, of Greenberg Traurig LLP.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1 relating to the Units and to the reference to us under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP